EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated August 15, 2006 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 579 (Cohen & Steers REIT Income Portfolio 2006-3, Diversified Healthcare Portfolio, Series 36, Energy Portfolio, Series 19 and Financial Institutions Portfolio, Series 31) as of August 15, 2006 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."



                                                              Grant Thornton LLP

New York, New York
August 15, 2006